Assignment Form

Please complete this form and send it back to us in the prepaid envelope to 1640 School Street, Moraga, CA 94556.  If you have any questions, please call us at (925) 631-9100.

1.	Complete or Correct Name and Address Information if Necessary
Northland Cable Properties Eight Purchase Offer Name: Address: City, State, ZIP:	Quantity Owned: Price: $185/Unit Offer Expires: February 9, 2009

2.      List the number of units you are selling:  ☐  All or   (Quantity)

3.	Fill out where applicable, signing to indicate your agreement to the terms of the Offer and the terms on the reverse side of this form.

Owner & Custodian Information		Medallion (office use)
Owner*
     Name: _________________________________
     Signature: ______________________________
     Social Security #: ________________________
     Email Address: __________________________
     Phone Number: __________________________
Date _______
Co-Owner(s) (if applicable) Name(s): _______________________________ Signature(s): ____________________________	Date _______

Custodian (if applicable) Name: _________________________________ Signature: ______________________________ IRA or Tax #: ____________________________ Phone Number: __________________________	Date _______

* If signature is by trustee(s), executor(s), administrator(s), guardian(s), attorney(s) in fact, agent(s), officer(s), or a corporation or another acting in a fiduciary or representing capacity, please provide the following information:

Name: ____________________________                                                                                                    Capacity: _________________________

4.      If any of the following applies, please provide the appropriate documents.
•	Name changes: Certified copy of Marriage Certificate or proof of name change from the court.
•	Power of Attorney: Copy of Power of Attorney document.
•	Estates: Certified Copies of Death Certificate and appropriate Court Documents (no older than 45 days).
•	Corporations: Copy of Corporate Resolution naming the Authorized Signature, with a seal if applicable.

5.	If you have any other REITs or Limited Partnerships you want to sell, please list them here and we will contact you. _______________________________________________________

Please obtain a Medallion Signature Guarantee, and we will obtain your Custodian’s signature if necessary.  Please also fill out and sign “Exhibit A” attached hereto.

THE OFFERAND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., PACIFIC TIME, ON FEBRUARY 9, 2009 (THE “EXPIRATION DATE”) UNLESS EXTENDED.
R13100

Assignment Form
Northland Cable Properties Eight Limited Partnership

To participate in the Offer, an executed copy of this Assignment Form and any other documents required by this Assignment Form must be received by the Depositary on or prior to the Expiration Date.  Delivery of this Assignment Form or any other required documents to an address other than as set forth above does not constitute valid delivery. The method of delivery of all documents is at the election and risk of the tendering Unit holder.  This Assignment Form is to be completed by holders of Units in Northland Cable Properties Eight Limited Partnership (the “Partnership”), pursuant to the procedures set forth in the Offer to Purchase (as defined below). Capitalized terms used herein have the meanings in the Offer.

The undersigned (“Seller”) hereby tenders to SCM Special Fund 2, LLC, Steven Gold, MP Value Fund 8, LLC, Lemon Creek Properties, Inc., MPF Income Fund 24, LLC, MPF DeWaay Fund 6, LLC, MPF Senior Note Program II, LP, MPF DeWaay Fund 7, LLC, MPF Income Fund 25, LLC, MPF Senior Note Program I, LP, MP Falcon Fund, LLC, MPF Acquisition Co. 3, LLC, Mackenzie Patterson Special Fund 5, LLC, Mackenzie Patterson Special Fund 7, LLC, MPF Flagship Fund 9, LLC, MP Value Fund 7, LLC (collectively the “Purchasers”) all of the Units of limited partnership interest (“Units”) in the Partnership held by the Seller as set forth above (or, if less than all such Units, the number set forth on the reverse in the signature box), at a purchase price equal to $185 per Unit, less the amount of any distributions made or declared with respect to the Units between January 12, 2009 and the Expiration Date, and upon the other terms and subject to the conditions set forth in the Offer to Purchase, dated January 12, 2009 (the “Offer to Purchase”) and in this Assignment Form, as each may be supplemented or amended from time to time (which together constitute the “Offer”).  Receipt of the Offer to Purchase is hereby acknowledged.    Subject to and effective upon acceptance for payment of any of the Units tendered hereby, the Seller sells, assigns, and transfers to, Purchasers all right, title, and interest in and to such Units which are purchased pursuant to the Offer. The Seller hereby irrevocably constitutes and appoints the Purchasers as the true and lawful agent and attorney-in-fact and proxy of the Seller with respect to such Units, with full power of substitution (such power of attorney and proxy being deemed to be an irrevocable power and proxy coupled with an interest), to deliver such Units and transfer ownership of such Units, on the books of the Partnership, together with all accompanying evidences of transfer and authenticity, to the Purchasers and, upon acceptance of the tender of such Units by the Purchasers, to exercise all voting rights and to receive all benefits and otherwise exercise all rights of beneficial ownership of such Units all in accordance with the terms of the Offer. Upon the purchase of any Units tendered hereby, the Seller hereby requests that each of the Purchasers be admitted to the Partnership as a “substitute Limited Partner” under the terms of the Partnership Agreement of the Partnership.  Upon the purchase of Units pursuant to the Offer, all prior proxies and consents given by the Seller with respect to such Units will be revoked and no subsequent proxies or consents may be given (and if given will not be deemed effective).  In addition, by executing this Assignment Form, the Seller assigns to the Purchasers all of the Seller’s rights to receive distributions from the Partnership with respect to Units which are purchased pursuant to the Offer, other than distributions declared or paid through the Expiration Date and to change the address of record for such distributions on the books of the Partnership. Upon request, the Seller will execute and deliver, and irrevocably directs any custodian to execute and deliver, any additional documents deemed by the Purchaser to be necessary or desirable to complete the assignment, transfer, and purchase of such Units.

The Seller hereby represents and warrants that the Seller owns the Units tendered hereby and has full power and authority to validly tender, sell, assign, and transfer the Units tendered hereby, and that when any such Units are purchased by the Purchasers, the Purchasers will acquire good, marketable, and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances, conditional sales agreements, or other obligations relating to the sale or transfer thereof, and such Units will not be subject to any adverse claim.  Upon request, the Seller will execute and deliver any additional documents deemed by the Purchasers to be necessary or desirable to complete the assignment, transfer, and purchase of Units tendered hereby.  The Seller understands that a tender of Units to the Purchasers will constitute a binding agreement between the Seller and the Purchasers upon the terms and subject to the conditions of the Offer. The Seller recognizes the right of the Purchasers to effect a change of distribution address to MacKenzie Patterson Fuller, LP at 1640 School Street, Moraga, California, 94556. The Seller recognizes that under certain circumstances set forth in the Offer to Purchase, the Purchasers may not be required to accept for payment any of the Units tendered hereby. In such event, the Seller understands that any Assignment Form for Units not accepted for payment will be destroyed by the Purchasers.  All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the Seller and any obligations of the Seller shall be binding upon the heirs, personal representatives, successors and assigns of the Seller.  Except as stated in the Offer to Purchase, this tender is irrevocable.

Arbitration Agreement: Purchaser and Seller agree that any dispute or claim arising out of or related to this agreement or a purchase of Units shall be resolved by binding arbitration in San Francisco, California before a retired judge.  The arbitration shall be administered by JAMS pursuant to its Arbitration Rules and Procedures (“Rules”).  If one party fails to respond within twenty days after the other party mails a written list of arbitrators by either agreeing to one of the proposed arbitrators or suggesting three or more alternate arbitrators, the proposing party may select the arbitrator from among its initial list and JAMS shall then appoint that arbitrator to preside over the arbitration.  If the parties are unable to agree on an arbitrator, the parties shall select an arbitrator pursuant to the Rules.   Where reasonable, the arbitrator shall schedule the arbitration hearing within four months after being appointed.  The arbitrator must render a decision in writing, explaining the legal and factual basis for decision as to each of the principal controverted issues.  The arbitrator's decision will be final and binding upon the parties.  A judgment upon any award may be entered in a court of competent jurisdiction. Each party shall be responsible for advancing one-half of the costs of arbitration, including all JAMS fees; provided that, in the award, the prevailing party shall be entitled to recover all of its costs and expenses, including reasonable attorneys' fees and costs, arbitrator fees, JAMS fees and costs, and any attorneys' fees and costs incurred in compelling arbitration.  The parties are not waiving, and expressly reserve, any rights they may have under federal securities laws, rules, and regulations.  This agreement will be interpreted, construed, and governed according to federal securities laws and the laws of the State of California; provided that all matters relating to arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. Sections 1 et seq.).  If both parties waive their right to arbitrate, then any dispute or claim arising out of or related to this agreement will be subject to the exclusive jurisdiction of Contra Costa County Superior Court for the State of California.  In any such action, Purchaser and Seller expressly submit and consent to the exclusive jurisdiction of Contra Costa County Superior Court and waive all defenses to jurisdiction and venue.